Exhibit 10.9

EXECUTION VERSION

OPERATION AND MAINTENANCE MANAGEMENT AGREEMENT

between

EL SEGUNDO ENERGY CENTER LLC, as “Company”

and

NRG EL SEGUNDO OPERATIONS INC., as “Contractor”

Dated as of

March 31, 2011

i

5.7 Hazardous Materials Disposal	15
5.8 Taxes	15
5.9 Dispatch Instructions	15
5.10 Insurance	15

Article 6 REPRESENTATIONS AND WARRANTIES	15

6.1 Representations and Warranties of Parties	15

Article 7 FEES AND COST REIMBURSEMENT	16

7.1 Fees	16
7.2 Reimbursable Expenses	16
7.3 Payment Procedure	17
7.4 Past Due Amounts	17
7.5 Performance Bonus and Fixed Fee Reduction	17
7.6 Payment of Performance Bonus	18

Article 8 RIGHTS OF COMPANY; LICENSE OF COMPANY PROPERTY	18

8.1 Company Property	18
8.2 License of Company Property	18

Article 9 INDEMNIFICATION	18

9.1 Contractor Indemnification	18
9.2 Company Indemnification; Disclaimer	20

Article 10 TERMINATION	20

10.1 Termination by Company	20
10.2 Termination by Contractor	21
10.3 Obligations at End of Term	22
10.4 Delivery of Company Property and Other Matters	22

Article 11 STANDARD OF PERFORMANCE	22

11.1 Standard of Performance; No Implied Warranties	22
11.2 Assignment of Warranties	23

Article 12 LIMITATIONS OF LIABILITY	23

12.1 Total Limitation of Liability	23
12.2 Waiver of Consequential Damages	23

Article 13 FORCE MAJEURE	24

Article 14 INSURANCE	24

14.1 Company’s Insurance Requirements	24
14.2 Contractor’s Insurance Requirements	24
14.3 Evidence, Terms and Modification of Insurance	24

Article 15 NOTICES	25

Article 16 CONFIDENTIALITY	26

16.1 Confidentiality	26

Article 17 DISPUTE RESOLUTION	27

17.1 Applicability	27
17.2 Negotiations by Senior Management	27
17.3 Binding Arbitration	28

Article 18 MISCELLANEOUS	29

18.1 Untimely Payment	29
18.2 Governing Law	29
18.3 Compliance with Laws; Taxes	30
18.4 Survival	30
18.5 Headings	30
18.6 Assignment	30
18.7 Effect of Waiver	30
18.8 Severability	31
18.9 Entire Agreement; Amendments	31
18.10 Not for the Benefit of Third Parties	31
18.11 Counterparts	31
18.12 Further Assurances	31
18.13 No Recourse to Affiliate	31
18.14 No Liens	31
18.15 Cooperation with Lenders	32
18.16 Review Not Approval or Acceptance	32

Exhibits
A — Schedule of Definitions
B — Permits
C — Project Agreements
D — [Reserved]
E — [Reserved]
F — Form of Operating and Capital Budget
G —[Reserved]
H —Ten Year Forecast

Schedules
4.1(k)(ix)	Reporting Requirements
7.5	Performance Bonus, Fixed Fee Reduction Calculation
14	Insurance Requirements

OPERATION AND MAINTENANCE MANAGEMENT AGREEMENT

This OPERATION AND MAINTENANCE MANAGEMENT AGREEMENT (this “Agreement”), dated as of March 31, 2011 (the “Effective Date”), is by and between EL SEGUNDO ENERGY CENTER LLC, a Delaware limited liability company (the “Company”), and NRG EL SEGUNDO OPERATIONS INC., a Delaware corporation (the “Contractor”). The Company and the Contractor are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

R E C I T A L S

WHEREAS, the Company owns and is currently developing the gas-fired electric generating facility with an expected nameplate capacity of approximately 550 MW located in El Segundo, California (the “Facility”) and composed of two trains of rapid response, combined cycle, fast start combustion turbine generators together with all related interconnection facilities and all other rights and assets necessary for the ownership and operation thereof and the sale of power therefrom.

WHEREAS, the Contractor or certain of its Affiliates have expertise in the management, operation and maintenance of electric generating facilities of the type and character of the Facility.

WHEREAS, the Company wishes to engage the Contractor, and the Contractor wishes to accept such engagement, to manage, operate, and maintain the Facility and to perform certain other duties pertaining to the Facility, in each case in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1                               Definitions.

As used in this Agreement, including the Recitals, each capitalized term has the meaning given to it in this Agreement and in the Schedule of Definitions attached as Exhibit A.

1.2                               Construction.

All references herein to any agreement are references to such agreement as amended, supplemented or modified from time to time in accordance with its terms. All references to a particular entity shall include a reference to such entity’s permitted successors and assigns. The words “herein”, “hereof” and “hereunder” refer to this Agreement as a whole and not to any particular section or subsection of this Agreement. The singular includes the plural and the masculine includes the feminine and neuter, and vice versa. The words “includes” or “including” shall be deemed to mean “including, without limitation” or the correlative meaning.

All exhibits and schedules to this Agreement are hereby incorporated herein by reference and considered a part of this Agreement for all purposes. This Agreement was negotiated and prepared by the Parties with advice of counsel to the extent deemed necessary by each Party. The Parties have agreed to the wording of this Agreement, and none of the provisions of this Agreement will be construed against one Party on the ground that such Party is the author of this Agreement or any part thereof.

ARTICLE 2

ENGAGEMENT OF THE CONTRACTOR

2.1                               Engagement of the Contractor; Notice to Proceed.

The Company hereby engages the Contractor as an independent contractor to manage, operate, and maintain the Facility and to perform other duties pertaining to the Facility, all as set forth in this Agreement. The Contractor accepts such engagement and agrees to perform such duties in accordance with the terms and conditions hereof. Notwithstanding the foregoing or any other provision of this Agreement, neither Party shall have any obligations under this Agreement until Company shall provide to Contractor a written notice to proceed with the Services (the “Notice to Proceed”), which Notice to Proceed shall be given by the Company no later than one hundred fifty (150) Days prior to the Placed-In-Service Date.

2.2                               Relationship.

The Contractor shall act as an independent contractor of the Company with respect to the performance of its obligations hereunder. Neither the Contractor nor any of its Affiliates, employees, subcontractors, vendors or suppliers, or any employees of any of the foregoing Persons shall be deemed to be agents, representatives, employees, or servants of the Company as a result of this Agreement or of performing any duties hereunder, and no such Person as a result of entering into this Agreement or of performing any duties hereunder shall have the right, authority, obligation or duty to assume, create or incur any liability or obligation, express or implied, against, in the name of, or on behalf of the Company; except that the Contractor has the right and obligation to act for and on behalf of and to bind the Company to the extent expressly contemplated by and in accordance with this Agreement. In no case shall this Agreement be construed to create a relationship of partnership or any other association of profit between the Company, on the one hand, and the Contractor or any of its Affiliates, employees, subcontractors, vendors or suppliers, or any employees of any of the foregoing Persons, on the other hand.

2.3                               Engagement of Third Parties.

The Contractor may engage such Persons (including the Contractor’s Affiliates) as it deems advisable for the purpose of performing or carrying out any of its obligations under this Agreement (such Persons, the “Subcontractors”); provided, however, that (a) no such engagement shall relieve the Contractor of any of its obligations or liabilities under this Agreement, including those set forth in Article 11, and (b) the engagement of any proposed Subcontractor is subject to the Company’s prior written approval, not to be unreasonably withheld or delayed, if the annual amount payable to such Subcontractor (or any Affiliate of such

Subcontractor) under the relevant subcontract or subcontracts exceeds (i) $250,000 with respect to Services hereunder included under the Fixed Fee (as described in Section 7.1) or (ii) $100,000 with respect to Services or Additional Services hereunder included under Reimbursable Expenses (as set forth in Section 7.2). In no case shall the Company be deemed to have contractual privity with any Subcontractor solely as a result of the engagement by the Contractor of such Subcontractor for the provision of Services.

2.4                               Representatives.

(a)                                 Each Party shall designate an individual as its representative under this Agreement within thirty (30) Days after the receipt of the Notice to Proceed. Each such representative is authorized to grant or deny approvals or consents and take such other action on behalf of the Party the representative represents as required under this Agreement. The representative shall have the authority to bind the Party the representative represents until such time as such Party delivers written notice to the other Party in accordance with the terms hereof rescinding the authority of such representative, in which event the Party shall designate a replacement representative with binding authority under this Agreement. In addition, each Party shall, at its sole expense, dedicate sufficient and qualified personnel to the Facility so that decisions and required approvals can be made in a timely and expeditious manner.

(b)                                 The Contractor shall designate an individual as its manager of the Facility (the “Plant Manager”) under this Agreement within thirty (30) Days after the receipt of the Notice to Proceed. The Plant Manager shall oversee, on behalf of the Contractor, the performance of the Services (and Additional Services, as applicable) at the Facility and shall be dedicated to the Facility, and except as set forth herein, shall not, without the consent of the Company (such consent not to be unreasonably withheld or delayed), perform services in connection with any other project; provided, however, that the Plant Manager may also perform services at the Long Beach Generating Station and at the El Segundo Generating Station; provided, however, that the Parties agree that the fully loaded labor costs for the Plant Manager shall be split equally between Company and each of the Long Beach Generating Station and the El Segundo Generating Station. The Contractor shall not designate or substitute the Plant Manager with any other person without the consent of the Company (such consent not to be unreasonably withheld or delayed). The Company shall, in its sole and reasonable discretion and in compliance with all applicable Laws, have the right to direct the Contractor to remove the Plant Manager from the Facility Site.

ARTICLE 3

TERM

3.1                               Term.   The initial term of this Agreement shall commence on the Effective Date and shall continue for ten (10) years following the Placed-in-Service Date (the “Initial Term”), subject to termination earlier as provided in this Agreement. Upon the expiration of the Initial Term and of any subsequent term of this Agreement, the term of this Agreement shall automatically be extended on the same terms and conditions for an additional five (5) year period if the Company delivers written notice of its intention to so renew this Agreement (the “Renewal Notice”) to the Contractor at least one hundred twenty (120) Days prior to the scheduled expiration of this Agreement (the Initial Term plus any such extension term, being referred to herein as the

“Term”); provided that the Contractor accepts such renewal election by delivering written acceptance to the Company within thirty (30) Days after the date of the Renewal Notice.

ARTICLE 4

CONTRACTOR’S SERVICES; DUTIES; OBLIGATIONS

The Contractor shall provide the services described in Sections 4.1 and 4.2 from and after the Placed-in-Service Date and during the Term in consideration of the Fixed Fee provided for in this Agreement. The Contractor shall provide the services described in Section 4.3 prior to the Placed-in-Service Date in consideration of Reimbursable Expenses provided for in this Agreement. The services described in Sections 4.1, 4.2 and 4.3 are collectively referred to herein as the “Services”. The Contractor shall perform the Services and the Additional Services under this Agreement in accordance with the Operating and Capital Budget and Article 11. Notwithstanding anything to the contrary in the foregoing, if pursuant to Section 4.2(c) or any other provision under this Agreement, the Contractor is precluded from performing any Service or Additional Service, the Contractor shall be relieved from its obligation to provide such Service or Additional Service.

4.1                               Services.   Subject to the approval requirements set forth in this Agreement and the limitations set forth in Section 4.2(c), the Contractor shall provide or cause to be provided the following services from and after the Placed-in-Service Date on behalf of the Company:

(a)                                 Facility Operation and Maintenance.   Managing, supervising, operating, and maintaining the Facility, employing Good Electrical Practice, in accordance with this Agreement, the Interconnection Agreement and other Project Agreements, including the day-to-day management of the Facility and the management of any maintenance and service work on the Equipment but excluding performing any such maintenance and service work on the Equipment, it being understood that such maintenance and service work on the Equipment is the responsibility of the Equipment Suppliers pursuant to the relevant Project Agreements. The Company shall provide an operating and maintenance building on the Facility Site in which the Contractor’s personnel may perform certain of their duties.

(b)                                 Equipment Maintenance.   Managing and coordinating with the Equipment Suppliers all Scheduled Maintenance and Unscheduled Maintenance pertaining to the Equipment.

(c)                                  Balance of Plant Maintenance.   Managing, performing and coordinating all Scheduled Maintenance and Unscheduled Maintenance pertaining to the Balance of Plant and providing such technical support as is commercially reasonable and necessary for the operation and maintenance of the Facility. The Contractor may engage Subcontractors to perform Scheduled Maintenance and Unscheduled Maintenance pertaining to the Balance of Plant including for the following:

(i)                                     Roads.   Causing project roads to be maintained as necessary for Equipment and Balance of Plant service maintenance requirements. Maintaining gates, fences and cattle guards, if any, required for adequate security and maintenance of the Facility.

(ii)                                  Water.   Managing water services for the Facility Site and arranging for submission of filings relating to water and water usage at the Facility Site as may be necessary or as may be reasonably directed by the Company.

(iii)                               Substation and Transmission Facilities.   Managing, operating and maintaining the substations and all transmission facilities and electrical lines in connection with the Facility at the Facility Site.

(d)                                 Project Agreement Administration and Performance.   When directed by the Company, reviewing and managing the Project Agreements and, on behalf of the Company, coordinating and liaising with each counterparty under such Project Agreements and arranging for the performance of the Company’s obligations thereunder, in each case to the extent only as required for the Contractor to perform its obligations hereunder.

(e)                                  Testing.   When directed by the Company, carrying out tests of the Facility as required by the Project Agreements or other applicable Laws, and recommending to the Company any remedial action which the Contractor considers necessary in order to correct any deficiencies arising from analyses of test results or otherwise revealed during Facility testing.

(f)                                   Personnel.   In accordance with the Operating Plan, providing individuals at the Facility Site as employees or Subcontractors of the Contractor (the “Contractor Personnel”), who (as between the Contractor and the Company) are and shall remain under the exclusive control of the Contractor, and not as employees or subcontractors of the Company, as necessary to enable the Contractor to perform all of its obligations in accordance with this Agreement and the annual Operating Plan. The Company shall, in its sole and reasonable discretion and in compliance with all applicable Laws, have the right to direct the Contractor to remove any employees or Subcontractors (or employees of a Subcontractor) from the Facility Site. The Contractor shall require its employees and Subcontractors to comply with the Occupational Safety and Health Act, and the applicable rules promulgated thereunder by the U.S. Department of Labor and all applicable Laws affecting job safety including the Contractor’s Health, Safety, Security, and Environmental (“HSSE”) Requirements, as mutually agreed to by the Parties.

(g)                                  Scheduling.   Scheduling, in coordination with the Company, the Energy Manager, other contractors and any power purchasers, all power outages and maintenance shutdowns. The Contractor shall monitor and record the power output of the Facility and monitor performance under the Project Agreements. Consistent with Good Electrical Practice, the Contractor shall cause all maintenance and service work to be undertaken so as to minimize interruption of operation of the Facility.

(h)                                 Service and Technical Bulletins.   Managing, in consultation with the Company, the implementation of service bulletins issued by Siemens Energy, Inc., the Equipment Suppliers or any Equipment manufacturer, provided that the Company shall provide copies to the Contractor of all such service bulletins to the extent received directly by the Company. Cooperating and coordinating with, and assisting in all commercially reasonable respects, the Equipment Supplier and the Company in maintaining all service and technical bulletins and revisions to the O&M Manuals.

(i)                                  Procurement/Disposition of Equipment and Tools.   Purchasing, renting or otherwise acquiring, on behalf of and for the account of the Company, such equipment, machinery, vehicles and tools necessary for the operation and routine maintenance of the Facility (excluding Parts, which are described in Section 4.1(o)) but only in accordance with the terms, timing and amounts set forth in the then current Operating and Capital Budget or as otherwise instructed in writing by the Company. Using commercially reasonable efforts to sell or otherwise dispose of such items of equipment, machinery, vehicles and tools that are in the Contractor’s reasonable judgment worn out, obsolete, surplus or no longer useful for the proper operation and routine maintenance of the Facility, each such sale or disposal to be made “as is,” “where is” and without warranties, and providing the Company with all consideration received in respect thereof and an accounting thereof; provided, however, for any such items valued at more than Fifty Thousand dollars ($50,000) at the time of sale or disposal, the Contractor will obtain the Company’s prior approval for such sale or disposal.

(j)                                    Consultation with Company; Cooperation with Construction Manager, Energy Manager and Administrator. Consulting and cooperating with the Company, the Administrator, the Energy Manager, and the Construction Manager in relation to the provision of the Services, including the development of each Operating Plan and Operating and Capital Budget, and the procurement of Fuel if so requested by the Company and the Energy Manager.

(k)                                 Reporting; Notices; Records.

(i)                                     Providing monthly reports by the tenth (10th) Business Day of the following month and attending such regular monthly and/or quarterly meetings as the Company may reasonably request; provided, the Contractor receives at least fifteen (15) Days’ notice of such meetings, and such meetings either are held within forty (40) miles of the Facility Site, or may be attended telephonically.

(ii)                                  Collecting data and information regarding the Facility’s performance and generating for the Company performance reports setting forth, among other information reasonably required by the Company, the Facility’s performance and availability and, if applicable, the same as compared against any guaranteed levels set forth in the Project Agreements. Collecting data and information and preparing and delivering reports, notices and certificates pertaining to operational, maintenance or technical matters to be delivered or maintained under any Project Agreement, and retaining copies thereof for the required time periods.

(iii)                               Promptly after receiving the same, providing to the Company written notice of any communications, orders or requirements of any Governmental Authority affecting the Facility.

(iv)                              Cooperating fully and providing such records and other information that may be requested by the Company, the Holding Company, or any of its members in connection with (A) the filing of its tax returns, (B) the maintenance and retention of its books and records, (C) any financial reporting or other disclosures that may be required, and (D) any audit, litigation or other proceeding by any Governmental Authority, including those that pertain to taxes.

(v)                                 Collecting and providing any information, to the extent such information is in the Contractor’s possession or is reasonably available to the Contractor, regarding the Facility required for any reports to any Governmental Authorities.

(vi)                              Preparing and maintaining a daily operations log in sufficient detail to document claims, if any, under availability or performance guaranties in the Project Agreements, including fuel consumption, reliability, load factor, actual output, availability, efficiency, and heat rate for each Day, planned and unplanned maintenance Outages, circuit breaker trip operations requiring a manual reset, partial deratings of equipment, and any other significant events related to the operation of the Facility.

(vii)                           Reporting promptly (and in any event within eight (8) hours of becoming aware of an incident) to the Company and to any other Persons entitled to receive such notice any incident of explosion, fire, storm, or other emergency on the Facility Site which could reasonably be expected to threaten life or property.

(viii)                        Providing prompt written notice to the Company, all in commercially reasonable detail upon learning of the event requiring notice, of (A) any actual or potential violation of any applicable Law, including a requirement of any Permit, (B) all events, occurrences, conditions, and issues that the Contractor reasonably considers are material to, or are reasonably likely to have a material adverse effect on, the operation, maintenance, or results of operations of the Facility, including notices of liens and claims of liens and any and all notices under Project Agreements of defaults, events or other conditions required to be reported to the counterparties thereunder and (C) any breach under any Project Agreement by any party thereto, and any claims or assertions with respect to any of the foregoing.

(ix)                              Providing such other reports and information as may be reasonably requested by the Company under the terms of this Agreement, including those relating to the Project Agreements, and those set forth in Schedule 4.1 (k)(ix).

(l)                                     Warranties; Damage Remediation.   Managing, supervising and verifying that all Persons providing warranties for the Facility and for the Equipment comply promptly and diligently with all of their respective warranty obligations, and providing such Persons timely notice of all matters affecting their respective warranty obligations. Coordinating and scheduling the provision of all warranty work and cooperating with the Person providing such work. Assisting and supporting the plan and the implementation of remedial activities associated with any accidents or damage relating to the Facility. In connection with the acquisition or procurement of materials and services for operation and maintenance of the Facility, the Contractor will use commercially reasonable efforts to obtain the agreement of subcontractors under the Project Agreements that all warranties applicable to such goods and services will be separately assignable to Company. To the extent that such warranties are not so assignable, the Contractor will notify the Company of such fact and will thereafter cooperate with the Company (for the duration of such warranty) so that the Company receives the benefit thereof to the extent legally permissible.

(m)                             Environmental, Health and Safety Plan; Security Plan.   Implementing and prosecuting the written HSSE plan covering all operations at the Facility. Upon obtaining actual knowledge thereof, the Contractor shall promptly notify the Company in writing of any of the following matters, to the extent related to the Facility or the operation and maintenance thereof: (i) any inspection by Governmental Authorities; (ii) any pending administrative or judicial proceeding; (iii) any material release of Hazardous Materials; or (iv) any health, safety or security incidents. To the extent the Contractor becomes aware of any environmental, health, safety or security matter at the Facility or the Facility Site that requires a corrective action, the Contractor shall, in consultation with the Company and at the Company’s expense, undertake and complete such corrective action. Implementing and prosecuting the written security plan for the Facility and the Facility Site. Investigating all accidents or damage relating to the Facility in accordance with the applicable environmental, health and safety plan.

(n)                                 Compliance with Law; Opposing Regulatory Action.   Causing the Facility to comply with all Laws applicable to its operation and maintenance, including those relating to occupational safety and health or environmental protection, and taking such action as may be necessary to comply in a timely manner with any valid orders or requirements of any Governmental Authority affecting the Facility; provided, that unless action is imminently required, the Contractor will provide the Company with a reasonable period for response and discussion before any action is taken.

(o)                                 Parts.

(i)                                     At least semi-annually, assessing Equipment and Balance of Plant Parts inventory and recommending to the Company a list of Parts that are in Contractor’s opinion necessary or advisable to be maintained.

(ii)                                  On behalf of the Company and in accordance with the Operating and Capital Budget, procuring all Parts agreed to by the Company as reasonably necessary to provide the Services and any Additional Services, and receiving, unloading, handling, storing and maintaining all Parts on the Facility Site in accordance with the Parts manufacturers’ directions in such a manner as to comply with all warranty requirements. All Parts procured and utilized by the Contractor for performance under this Agreement during the term of any equipment warranties shall be of specification and quality required so as to in no way invalidate such warranties, or any portion thereof.

(p)                                 Local Relations.   Using reasonable efforts to maintain cordial and “good neighbor” relations with local landowners and community representatives that contact the Facility or the Contractor about any matters affecting the Facility.

(q)                                 Force Majeure Administration.   Promptly providing the Company with information regarding all Force Majeure Claims or events relating to the Facility, but in no event later than three (3) Days following the Contractor becoming aware of the Force Majeure Claim or event.

(r)                                    Liens and Encumbrances.   Keeping the Facility and all real property and personal property and equipment associated with or part of the Facility free and clear of all liens and encumbrances attributable to the Contractor’s (or its Subcontractor’s) acts or omissions; provided, that this paragraph shall not prohibit the existence or recordation of liens arising out of a failure of the Company to meet its payment obligations hereunder to the Contractor or any other Person providing labor or services to the Facility under contract to the Company.

(s)                                   Permits.   Obtaining and maintaining any Permit listed in Exhibit B or any other permit required by applicable Law in connection with the operations and maintenance of the Facility and complying with any such Permit.

(t)                                    Interface.   At the Company’s request, providing the Company reasonable assistance in dealings with any independent system operator or regional transmission organization, Governmental Authority and other third-parties relevant to the Project Agreements (except that the Parties agree that the Contractor is not an agent of the Company and the Contractor agrees it has no authority to commit the Company, nor shall it purport to commit the Company, to any contractual obligation without the prior written consent of the Company).

(u)                                 Consultants.   At the Company’s request, obtaining and assisting legal counsel, engineers and other professional consultants in connection with the Facility, it being understood that the terms of engagement in each such case, including scope, hourly rates, costs and expenses and expected aggregate of all costs, shall be subject to prior written approval of the Company.

(v)                                 Security.   Maintaining security consistent with Good Electrical Practice at the Facility Site.

4.2                               Other General Duties.   The Contractor shall provide the following other services from and after the Placed-in-Service Date:

(a)                                 Company Access; Audit Rights.   The Contractor shall allow the Company and the Company’s authorized representatives access to inspect the books and records maintained by the Contractor with respect to the Facility and the Facility Site (excluding, however, (i) the Contractor’s company books and records that do not pertain to charges or costs upon which Reimbursable Costs are based, (ii) personnel information or compensation or benefits information pertaining to employees of the Contractor or its Affiliates (not based at the Facility Site), and (iii) information covered by legal privilege or which cannot be disclosed without violating applicable Law). The Company shall have the right to audit such books and records at the Company’s sole cost and expense; provided, that the Company shall only have the right to inspect and audit such books and records for any period that is within the seven (7) calendar years from the date of final payment hereunder or the final settlement or disposition of any Claim made pursuant to this Agreement. If any such inspection or audit discloses an error and that, as a result thereof, any overpayment or any underpayment has occurred, the amount thereof shall be paid within thirty (30) Days after receipt of an invoice (with reasonable supporting detail) with interest (except that any underpayment caused by the actions or inactions of the Contractor will not bear interest) at the rate set forth in Section 7.4 to the Party to whom it is owed by the other Party; provided, that a Party shall only be liable for any amounts hereunder that relate to errors discovered and disclosed within the inspection and audit period provided for in this provision.

(b)                                 Operating Plan and Operating and Capital Budget.

(i)                                 On or prior to the Placed-in-Service Date of the Facility and no later than September 1 of each calendar year during the Term, the Contractor shall deliver to the Company a proposed (A) operating plan for the following three (3) years (the “Operating Plan”), describing the scheduled work to be completed in the following three (3) calendar years and the general operational plans for the Facility during such years, including responsibilities and emergency procedures and (B) budget (the “Operating and Capital Budget”), detailing the expected revenue and expenses for the following calendar year including explanations for any material differences to the base case at closing substantially in the form attached hereto as Exhibit F .

(ii)                                  The Company shall have thirty (30) Days from receipt of the proposed Operating Plan and proposed Operating and Capital Budget either to approve same or to assist the Contractor in preparing an approved Operating Plan and Operating and Capital Budget by October 15th of each year. In the event that a proposed Operating Plan or Operating and Capital Budget is not approved within the time indicated, the Operating Plan or Operating and Capital Budget, as applicable, prepared and approved for the previous year shall be utilized until such time as the new Operating Plan or Operating and Capital Budget is approved.

(iii)                               If, during any calendar year the Contractor believes that a variance (in excess of the permitted variances described in subsection (iv) below) is reasonably likely to occur between the actual expense of operating and maintaining the Facility and the budgeted expense for a particular material budget item, the Contractor shall timely notify the Company of such belief in writing and advise the Company of the necessary revisions to the annual Operating and Capital Budget and the reasons for those revisions. If the Company agrees, the Parties shall proceed in good faith to revise the Operating Plan or Operating and Capital Budget in such manner for the balance of the year.

(iv)                              The costs and expenses incurred by the Contractor that are within ten percent (10%) of any line item on the Operating and Capital Budget and do not cause the overall approved Operating and Capital Budget to be exceeded, and which are otherwise incurred in accordance with the most recently approved Operating Plan and Operating and Capital Budget shall not require any additional approval of the Company; provided, however, that the Contractor shall make certain that such expenditures are commercially reasonable and necessary.

(v)                                 [Reserved]

(vi)                              In conjunction with, but separate from, the preparation of the Operating Plan and the Operating and Capital Budget for each calendar year, the Contractor shall prepare a rolling five (5) year operation and maintenance plan and cost forecast (including major maintenance and capital repairs, and recommended improvements or additions), in form and with such details as are consistent with the O&M Manuals or as the Company reasonably may require (the “Five Year Forecast”). Each Five Year Forecast shall be submitted to the Company by Contractor annually at the time of submission of each Operating Plan and Operating and Capital Budget, and shall be subject to the same approval process as the Operating Plan and the Operating and Capital Budget. A preliminary Five Year Forecast for the first five (5) operating years is attached hereto as Exhibit H.

(c)                                  Restricted Actions.   The Contractor shall obtain the Company’s permission before engaging in activities with respect to the Facility that are neither (x) within the scope of the

Services nor (y) emergency in nature. The Contractor may engage in activities with respect to the Facility required by applicable Law with prior notice to the Company; provided that, unless action is imminently required, the Contractor will provide the Company with a reasonable period for response and discussion before any action is taken. The Contractor shall not in any case undertake any of the following actions, without the prior written approval of the Company:

(i)                                     sell, assign, lease, pledge, mortgage, encumber, grant a security interest in, convey, or make any license, exchange or other transfer or disposition of any property or assets of the Company or the Facility (but without prejudice to Section 4.1(i));

(ii)                                  make, enter into, execute, amend, terminate, modify or supplement any contract or agreement (including any labor or collective bargaining agreement) on behalf of or in the name of the Company;

(iii)                               settle, compromise, assign, pledge, transfer, release or consent to the compromise, assignment, pledge, transfer or release of, any Claim, suit, debt, demand or judgment against or due by, the Company or related to the Facility or submit any such Claim or stipulate in respect thereof to a judgment, or consent to the same;

(iv)                              engage in any other transaction on behalf of the Company not expressly permitted under this Agreement;

(v)                                 declare an event of Force Majeure or an event of default with respect to the Facility under any Project Agreement;

(vi)                              approve or certify the successful completion of any performance test or warranty claim under any Project Agreement at reduced performance standards;

(vii)                           approve, modify or amend the testing protocols under any Project Agreement;

(viii)                        terminate or suspend performance of any Project Agreement;

(ix)                              take any action that would result in a material default under any Financing Agreement; or

(x)                                 consent to, approve or ratify any action taken by Siemens Energy, Inc. or Equipment Suppliers to modify the equipment or services provided by them if such action could reasonably be expected to affect the Company’s use or enjoyment of the Facility or such equipment.

(d)                                 Emergencies.   In the event of any emergency affecting the safety or protection of individuals or the environment at the Facility or the Facility Site or endangering all or any part of the Facility, the Facility Site or the environment, or materially limiting unit production of one or more units in operation or scheduled to be in operation within the immediate future, the Contractor:

(i)                                     shall take immediate and diligent action in accordance with applicable Law and Good Electrical Practice to attempt to prevent such threatened damage, injury or loss, and, as necessary, mitigate to the greatest extent possible such damage, injury or loss;

(ii)                                  may incur any reasonable expenditure or take any other action as the Contractor deems necessary or appropriate in accordance with Good Electrical Practice to prevent, avoid or mitigate (A) injury, damage, or loss to Persons or property or the environment or (B) a loss to the Company in connection with the Facility, and such expenditures shall be borne by the Company; provided, however, that Contractor shall, in light of the circumstances constituting the emergency, (x) use commercially reasonable efforts to obtain the Company’s consent to such expenditures in advance thereof, (y) use commercially reasonable efforts to minimize the costs to the Company, and (z) promptly provide a written report to the Company justifying the actions taken and expenditures made or incurred;

(iii)                               shall notify the Company of the emergency as soon as practicable following the occurrence thereof (which shall be not later than the close of business on the Business Day following the inception of the emergency unless prevented by circumstances beyond the Contractor’s control), which notice shall include specific details of any action being taken or instigated by the Contractor in response thereto and any expenditures incurred by the Contractor, and/or expected to be incurred by the Contractor, in connection with such emergency; and shall consult with the Company with respect to further actions which should be taken, and thereafter comply with any direction from the Company (not inconsistent with applicable Law); and

(iv)                              The applicable Operating and Capital Budget shall be revised and adjusted accordingly to reflect the necessary costs and expenses incurred by the Contractor for emergency action undertaken under this Section 4.2(d).

4.3                               Mobilization Services.   The Contractor shall provide the following services prior to the Placed-in-Service Date:

(a)                                 Mobilization.   At least one hundred twenty (120) Days prior to the Placed-in-Service Date, perform initial mobilization, training and staffing tasks. Assist the Company with the preparation of punch lists, review construction contractor punch lists, review equipment manuals and as-built blueprints, create operating procedures and protocols, and provide support during the testing, calibration, inspection and start-up of the plant systems.

(b)                                 Interface with CMA.   The Contractor shall cooperate with the Construction Manager to effectively transition the obligations of each such Person under their respective agreements with the Company to minimize interruption to the Facility.

(c)                                  Environmental, Health and Safety Plan.   At least one hundred fifty (150) Days prior to the Placed-in-Service Date, the Contractor shall provide a written HSSE plan covering all operations at the Facility for the Company’s approval, such approval not to be unreasonably withheld. Such plan shall address matters customarily covered by similar plans for gas-fired electrical generation projects in the United States of the type and size comparable to the Facility.

(d)                                 Security Plan.   At least one hundred twenty (120) Days prior to the Placed-in-Service Date, the Contractor shall provide a written security plan covering all operations at the Facility for the Company’s approval, such approval not to be unreasonably withheld.

4.4                               Additional Services.   From time to time during the Term of this Agreement, the Company may request that the Contractor furnish specific services in addition to the Services in Sections 4.1, 4.3 and 4.2 (the “Additional Services”) that are within the general scope of this Agreement. If the Company desires the Contractor to perform Additional Services and the Contractor agrees, the Parties shall agree in a written statement of work (a “Statement of Work”) to provide for the performance of the Additional Services. Each Statement of Work shall reference this Agreement and shall specify (a) the Additional Services to be performed by the Contractor, (b) an estimate of charges, based on the Rate Schedule, to the Company for the Additional Services and (c) other mutually agreed upon terms and conditions.

4.5                               Obligations.   The Contractor shall have no liability for any obligations except those expressly stated in this Agreement, and nothing in this Agreement shall obligate the Contractor to perform any duties or assume any liabilities under any agreement to which the Contractor is not directly a party unless such duties are also expressly stated in this Agreement and then only to such extent. The Company acknowledges that the Contractor’s performance under this Agreement is dependent upon the Contractor having access to all parts of the Facility and the Facility Site and access to all documents as reasonably required by the Contractor, and having required approvals and decisions from the Company.

4.6                               Inspection by Company.

The Company, through its employees, agents, lenders, experts or representatives, has the right, at all reasonable times, at the expense of the Company, to (a) inspect or cause to be inspected, the (i) Services (or any Additional Services) of the Contractor, (ii) the Facility and the Facility Site; and (iii) equipment, materials and methods to be used in the operation and maintenance of the Facility; provided, however, that such inspection shall not unreasonably interfere with the operation and maintenance of the Facility, and any Persons inspecting the work shall abide by any and all reasonable safety rules and procedures established by the Contractor that are not inconsistent with this Agreement or otherwise applicable to the Facility, as communicated to them in writing by the Contractor prior to their access to the Facility Site, (b) attend any and all operation and maintenance meetings; provided, however, that such attendance shall not unreasonably interfere with the Contractor’s performance of its obligations under this Agreement or in connection with the Facility or the operation and maintenance of the Facility, and (c) access, for itself, its employees, agents, representatives or advisors, to all parts of the Facility and the Facility Site. For purposes of clause (b) immediately above, the Contractor shall give the Company reasonable advance notice of all material construction meetings in order to permit the Company to send a representative, if it so desires.

4.7                               Risk of Loss.

As between the Company and the Contractor, the Company shall be responsible for the risk of loss to the Facility or any portion thereof during the operation and maintenance of the Facility regardless of cause, except if such loss is caused in whole or in part by the gross negligence or willful misconduct of the Contractor Related Parties or the Contractor’s subcontractors of any tier, provided that the Contractor will only be liable up to the amount of one hundred thousand dollars ($100,000) per occurrence from all Claims and Losses arising therefrom, on the Company’s insurance.

ARTICLE 5

COMPANY’S RESPONSIBILITIES

5.1                               General.   The Company shall do all of the following:

(a)                                 with the exception of information and data the Contractor is required to record and collect hereunder, provide the Contractor with all material information, including permits, agreements (including the Project Agreements), data, documents for the Facility that is reasonably required for the Contractor to perform its obligations under this Agreement;

(b)                                 examine all material documents submitted by the Contractor and render any necessary decisions pertaining thereto promptly;

(c)                                  promptly make material decisions required under this Agreement or any other agreement that the Contractor may be requested to administer hereunder and respond to all reasonable requests from the Contractor for approval made hereunder;

(d)                                 promptly execute and deliver such evidence of the Contractor’s authority as may be reasonably required by third parties; and

(e)                                  except where the same are being disputed in good faith, promptly make all payments and incur all expenditures required in connection with the Facility in accordance with this Agreement and the Operating and Capital Budget.

5.2                               Facility and Facility Site.   The Company shall ensure that the Contractor and the Contractor Personnel shall have access to the Facility and the Facility Site.

5.3                               Fuel Supply.   The Company or the Energy Manager shall enter into and shall maintain contractual arrangements for supply and transportation of Fuel (other than fuel oil) to the Facility necessary for the proper operation of the Facility.

5.4                               Office Facilities.   The Company shall provide office space, storage facilities and other accommodations, including locker rooms, lunch rooms, shop and warehouse facilities, and administrative facilities suitable for the Contractor’s needs at the Facility Site.

5.5                               Facility Information.   The Company shall provide to the Contractor copies of all technical, operational, and all other Facility information (including as-built drawings, Manufacturers’ Recommendations, O&M Manuals, specifications, warranties, diagrams, and test results) and other information with respect to the Facility or the Site (collectively, the “Facility Information”) provided by Siemens Energy, Inc. and the Equipment Suppliers to the Company , and the Company shall provide such other Facility Information as may be necessary for the Contractor’s performance of the Services or Additional Services.

5.6                               Power.   The Company shall arrange contractually for supply and transportation to the Interconnection Point of all power (including start-up and back-up power) sufficient to enable the Contractor to perform the Services in accordance with the terms of this Agreement.

5.7                               Hazardous Materials Disposal.   Subject to other provisions of this Agreement, the Company shall be responsible for any Hazardous Materials on the Facility Site. The Contractor shall contract for the remediation and disposal of any Hazardous Materials on the Facility Site on behalf of the Company, and may execute any Hazardous Materials manifests in the Company’s name for the transportation and disposal of Hazardous Materials.

5.8                               Taxes.   Except as otherwise provided in Section 18.3, the Company shall be responsible for and pay all Taxes related to the ownership and operation of the Facility (other than any Taxes assessed or based, in whole or in part, upon the Contractor’s or any of its Subcontractors’ assets, gross receipts, corporate existence, consents, or income, for which the Contractor (or its Subcontractor, as applicable) shall be solely responsible).

5.9                               Dispatch Instructions.   The Company or the Energy Manager shall provide dispatch instructions to the Contractor from time to time. The Contractor shall comply therewith unless the CAISO declares an emergency, in which event the Contractor shall immediately attempt to contact the Energy Manager for instructions, but the Contractor shall follow the instructions and dispatch orders of the CAISO if the Contractor is unable after diligent efforts to contact the Energy Manager for instructions.

5.10                        Insurance.   For the duration of this Agreement, the Company shall, at its sole cost and expense, procure and maintain the insurance policies and coverages required of it and described in Schedule 14.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1                               Representations and Warranties of Parties.   As of the date of this Agreement, each Party represents and warrants to each other Party that:

(a)                                 it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization or incorporation;

(b)                                 it has the power to execute and deliver this Agreement and to perform its obligations under this Agreement and has taken all necessary corporate, company, partnership and/or other actions to authorize such execution and delivery and performance of such obligations;

(c)                                  its execution and delivery of this Agreement and its performance of its obligations under this Agreement do not violate or conflict with any Law applicable to it; with any provision of its charter or bylaws (or comparable constituent documents); with any order or judgment of any Governmental Authority applicable to it or any of its assets; or with any contractual restriction binding on or affecting it or any of its assets;

(d)                                 all authorizations of and exemptions, actions or approvals by, and all notices to or filings with, any Governmental Authority that are required to have been obtained or made by it at the time this representation is made with respect to this Agreement have been obtained or made and are in full force and effect, and all conditions of any such authorizations, exemptions, actions or approvals have been complied with;

(e)                                  this Agreement constitutes the Party’s legal, valid, and binding obligation, enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application, regardless of whether enforcement is sought in a proceeding in equity or at law); and

(f)                                   except as otherwise permitted herein, it has neither initiated nor received written notice of any action, proceeding, or investigation pending, nor, to its knowledge, is any such action, proceeding, or investigation threatened (or any basis therefor known to it) which questions the validity of this Agreement, or which would materially or adversely affect its rights or obligations as a Party.

ARTICLE 7

FEES AND COST REIMBURSEMENT

7.1                               Fees.

(a)                                 Fixed Fee.   Following the Notice to Proceed, the Company shall pay the Contractor an annual fee (“Fixed Fee”) (as adjusted pursuant to Section 7.1(b)) equal to Three Hundred Thousand Dollars ($300,000). The Fixed Fee includes compensation for all Services and work performed by the Contractor hereunder, including those Services described in Sections 4.1 and 4.2, but excludes compensation for the Services, Additional Services and other work described in Section 7.2, which shall be payable hereunder as Reimbursable Expenses. The Fixed Fee shall be payable monthly in arrears at the rate of one-twelfth (1/12th) of the annual Fixed Fee, and may be prorated for partial months at the beginning and end of the Term hereof based on the number of days for which the Contractor performed the Services, in accordance with Section 7.3. If the Company declares Force Majeure, the Company shall continue to pay the Contractor the Fixed Fee (as adjusted pursuant to Section 7.1(b)) and the Reimbursable Expenses, as applicable; provided, however, that if the Force Majeure continues for a period of greater than one hundred eighty (180) Days, this payment obligation shall terminate.

(b)                                 Fee Adjustment.   The Fixed Fee shall be increased (but not decreased) annually for each calendar year after the Effective Date by a factor of one hundred percent (100%) of the percentage change in the GDPIPD, if increased, during such calendar year.

7.2                               Reimbursable Expenses.

Costs and expenses incurred by the Contractor in connection with the following shall be payable by the Company to the Contractor on a reimbursable basis (“Reimbursable Expenses”): (a) all costs and expenses incurred by the Contractor in connection with the provision of the services described under Section 4.3 (“Mobilization Expenses”), (b) all costs of Parts incurred by the Contractor, including Consumables, purchased on behalf of the Company to the extent not already paid or reimbursed by the Company, (c) any Additional Services performed by the Contractor pursuant to a Statement of Work under Section 4.4, (d) all labor costs and expenses incurred by personnel engaged by the Contractor to perform activities in accordance with the annual Operating Plan (“Labor Expenses”), (e) any service provided at or upon the Company’s request under Section 10.4 and (f) any other expenses reasonably incurred by the Contractor on the Company’s behalf that are consistent with this Agreement, including any payments made to third parties, and agreed to or approved in advance in writing by the Company. For the avoidance of doubt, it is understood and agreed that costs and expenses paid by the Company shall not be considered Reimbursable Expenses. Reimbursable Expenses shall be payable monthly in arrears pursuant to Section 7.3.

7.3                               Payment Procedure.

(a)                                 No later than twelve (12) Days after the end of each calendar month following the Notice to Proceed, the Contractor shall submit to the Company an invoice for the just ended calendar month for (i) Reimbursable Expenses incurred in any prior calendar months and (ii) the Fixed Fee earned by the Contractor in the just ended calendar month.

(b)                                 If there is a dispute about any amount invoiced by the Contractor under Section 7.3(a), the Company shall pay the amount not in dispute in accordance with Section 7.3(c). The Company shall pay any disputed amount ultimately determined as payable with interest in accordance with the provisions of Section 7.4.

(c)                                  The Company shall pay all payments to the Contractor under this Article 7 by wire transfer of immediately available funds to the Contractor at an account designated in writing by the Contractor within thirty (30) Days of receipt of the invoice by the Company.

7.4                               Past Due Amounts.

If any amount due under this Agreement, including this Article 7, is not timely paid by the Party from whom it is due, then, in addition to any other rights and remedies available to the Contractor, the unpaid balance shall bear interest until paid at the Default Rate (defined below) during the period from such due date to and including the date payment is received. The “Default Rate” shall be equal to the prime rate as published in the Wall Street Journal (or any successor publication), plus two percent (2%); provided, that, if there is a bona fide Dispute timely made in good faith over whether non-paid amounts are due and it is ultimately determined that such amounts are due, then the Default Rate with respect to such Disputed amounts shall be equal to the prime rate as published in the Wall Street Journal (or any successor publication). For purposes of the preceding sentence, the Wall Street Journal published on the date a payment was due shall be used to determine the Default Rate, or if there is no publication on such date, than the Wall Street Journal published on the immediately following Business Day shall be used.

7.5                               Performance Bonus and Fixed Fee Reduction.

The Contractor shall have the opportunity to earn a Performance Bonus or shall incur a Fixed Fee Reduction in an applicable calendar year based on criteria to be determined annually between the Company and the Contractor (and approved by the lenders, as applicable) during the determination of the annual Operating Plan and the annual Operating and Capital Budget. For the calendar year ending December 31, 2013, the maximum Performance Bonus shall not exceed $300,000, and the maximum Fixed Fee Reduction shall not be greater than $150,000. If the criteria are not established or approved for an applicable calendar year, no Performance Bonus and no Fixed Fee Reduction shall occur. The Performance Bonus or Fixed Fee Reduction for the calendar year ending December 31, 2013 shall be calculated as set forth on Schedule 7.5.

7.6                               Payment of Performance Bonus.

Within twenty (20) Business Days after the end of each calendar year, the Contractor shall submit to the Company a statement of any Performance Bonus payments due to the Contractor with respect to such calendar year. The Company shall pay any Performance Bonuses within thirty (30) Business Days after receipt of such statement.

ARTICLE 8

RIGHTS OF COMPANY; LICENSE OF COMPANY PROPERTY

8.1                               Company Property.

The Contractor hereby acknowledges and agrees that the Company shall hold title to all specialized equipment, tools, Parts, reports, data, information, records, books, plans, designs, papers or print outs or other information used by the Contractor in the performance of Contractor’s obligations under this Agreement to the extent such assets have been paid for by the Company, including those which the Contractor has generated, received or purchased (but has been reimbursed by the Company) in the course of performing its duties hereunder (“Company Property”), but excluding any Contractor owned or licensed property (including software, or other intellectual property developed outside of the scope of the Services or Additional Services). Notwithstanding the foregoing, Company Property does not include personnel records, information about the Contractor’s internal costs or internal business practices, trade secrets or other confidential information of the Contractor, materials covered by legal privilege, or materials relating to any audit or dispute between the Parties or between the Contractor and any other Person.

8.2                               License of Company Property.

The Company hereby grants the Contractor (including its relevant Subcontractors) a paid-up, worldwide license to use the Company Property in connection with this Agreement. Such license shall automatically expire immediately upon the termination or expiration of this Agreement; provided that the Contractor may retain a copy of Company Property (other than equipment, tools and Parts) as the Contractor deems necessary for compliance with Law or for audit purposes.

ARTICLE 9

INDEMNIFICATION

9.1                               Contractor Indemnification.

(a)                                 Contractor Indemnification.   THE CONTRACTOR HEREBY AGREES TO INDEMNIFY, PROTECT, DEFEND AND HOLD HARMLESS THE COMPANY RELATED

PARTIES FROM AND AGAINST ANY AND ALL LOSSES OF ANY OF THE COMPANY RELATED PARTIES FOR INJURY OR DEATH OF NATURAL PERSONS OR PHYSICAL LOSS OF OR DAMAGE TO PROPERTY OF ANY PERSON OTHER THAN ANY COMPANY RELATED PARTY TO THE EXTENT ARISING OUT OF THE FRAUD, BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE CONTRACTOR IN CONNECTION WITH THE PERFORMANCE OF THIS AGREEMENT.

(b)                                 Third Party Providers.   Subject to Section 2.3, the Contractor may engage independent consultants, engineers, and contractors to complete any of its scope of work under this Agreement which is covered either by the Contractor’s Fixed Fee or the Contractor’s Reimbursable Expenses. The Contractor will cause all of such providers of any tier to perform any Services or Additional Services, if applicable, in conformity with all of the applicable provisions of this Agreement. The Contractor shall be responsible and liable for the actions of such Persons in the same manner as if the scope of such engagements were performed by the Contractor under this Agreement.

(c)                                  Disclaimer.   IN NO EVENT SHALL THE CONTRACTOR BE LIABLE TO ANY COMPANY RELATED PARTIES PURSUANT TO THIS SECTION 9.1(b) FOR ANY LOSS THAT ARISES OUT OF, RELATES TO, OR IS OTHERWISE ATTRIBUTABLE TO THIS AGREEMENT OR THE PERFORMANCE OF SERVICES, OR ANY ADDITIONAL SERVICES, HEREUNDER, EXCEPT TO THE EXTENT SUCH LOSS IS CAUSED BY THE FRAUD, BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE CONTRACTOR. THIS SECTION 9.1(B) SPECIFICALLY PROTECTS CONTRACTOR AGAINST SUCH LOSSES EVEN IF AND TO THE EXTENT THAT THEY ARE CAUSED BY THE STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY (OTHER THAN FRAUD, BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE CONTRACTOR; AND ALL SUCH CLAIMS FOR SUCH LOSSES ARE HEREBY WAIVED AND RELEASED.

(d)                                 The Contractor and the Contractor Related Parties may provide services similar to the Services or Additional Services to other parties, including Affiliates of the Company’s members, and may also own, engage in, and possess interests in, other businesses, activities, ventures, enterprises and investments of any and every type and description, independently or with others, that may be in competition with the Company and its subsidiaries, with no duty or obligation (express, implied, fiduciary or otherwise) (i) to refrain from engaging in such activities, (ii) to offer the right to participate in such activities to the Company, its members or subsidiaries, or (iii) to account to, or to share the results or profits of such activities with, the Company and its members and subsidiaries, and any doctrines of non-competition, “company opportunity” or similar doctrines are hereby expressly disclaimed; provided, however, in each case, that the Contractor and the Contractor Related Parties are in compliance with the terms of this Agreement, including Article 16. The Company hereby waives any and all rights and claims on the basis of such doctrines which it may otherwise have against any Contractor Related Party as a result of any such activities, provided that any such activities do not arise from or involve any breach of Article 16 or any other provision of this Agreement.

9.2                               Company Indemnification; Disclaimer.

(a)                                 Company Indemnification.   THE COMPANY HEREBY AGREES TO INDEMNIFY, PROTECT, DEFEND AND HOLD HARMLESS THE CONTRACTOR RELATED PARTIES FROM AND AGAINST ANY AND ALL LOSSES FOR INJURY OR DEATH OF NATURAL PERSONS OR PHYSICAL LOSS OF OR DAMAGE TO PROPERTY OF ANY PERSON OTHER THAN ANY CONTRACTOR RELATED PARTY TO THE EXTENT ARISING OUT OF THE FRAUD, BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE COMPANY AND IN ANY WAY RELATED TO OR ARISING FROM THE SERVICES, THE ADDITIONAL SERVICES OR THE CONTRACTOR’S OBLIGATIONS OR RESPONSIBILITIES UNDER THIS AGREEMENT.

(b)                                 Disclaimer.   IN NO EVENT SHALL THE COMPANY BE LIABLE TO ANY CONTRACTOR RELATED PARTIES PURSUANT TO THIS SECTION 9.2(b) FOR ANY LOSS THAT ARISES OUT OF, RELATES TO, OR IS OTHERWISE ATTRIBUTABLE TO THIS AGREEMENT OR THE PERFORMANCE OF SERVICES, OR ANY ADDITIONAL SERVICES, HEREUNDER, EXCEPT TO THE EXTENT SUCH LOSS IS CAUSED BY THE FRAUD, BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE COMPANY. THIS SECTION 9.2(b) SPECIFICALLY PROTECTS THE COMPANY AGAINST SUCH LOSSES EVEN IF AND TO THE EXTENT THAT THEY ARE CAUSED BY THE STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY (OTHER THAN FRAUD, BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE COMPANY; AND ALL SUCH CLAIMS FOR SUCH LOSSES ARE HEREBY WAIVED AND RELEASED.

ARTICLE 10

TERMINATION

10.1                        Termination by Company.

The Company may terminate this Agreement by written notice to the Contractor if any of the following occurs:

(a)                                 For Contractor Breach.   The Contractor (i) breaches any provision of this Agreement, or (ii) engages in negligence or willful misconduct in the performance of the Services or any Additional Services or any other of its obligations hereunder or fails to meet its standard of performance set forth in Section 11.1; and the Contractor fails to cure any such breach or action within thirty (30) Days after receiving notice thereof from the Company (or, if such cure cannot reasonably be completed within the thirty (30) Day period, the Contractor fails to undertake to promptly cure upon receipt of such notice or fails to give adequate assurances to the Company (in the Company’s sole discretion) that such breach or action will be so cured with all reasonable speed, not to exceed an additional thirty (30) Days);

(b)                                 Change of Control.   At any time following the Effective Date, the Contractor or an Affiliate of the Contractor ceases to own directly or indirectly at least forty percent (40%) of the membership units of the Holding Company;

(c)                                  Exceeding Liability Limitations. The aggregate liability of the Contractor to the Company for Losses incurred under or arising from this Agreement in a given calendar year equals or exceeds the aggregate liability cap of the Contractor set forth in Section 12.1;

(d)                                 For Cessation of Operations. The Contractor dissolves, liquidates, or terminates its company existence; or

(e)                                  Notice to Proceed. For any reason, if the Notice to Proceed is not issued by March 1, 2013.

In the event of any permitted termination of this Agreement by the Company under this Section 10.1, the Contractor shall provide reasonable assistance to the Company to assure a smooth, efficient transition of its services to the Company, or any successor operator selected by the Company, for which the Contractor shall be compensated as a Reimbursable Expense, and the Contractor shall be entitled to any outstanding monthly Fixed Fee payments and other Reimbursable Expenses due and payable prior to such termination. If so instructed by the Company, the Contractor shall cancel all contracts in a commercially reasonable manner and otherwise use reasonable efforts to mitigate costs associated with such cancellations; provided, however, that all such cancellation and termination costs and expenses shall be borne by the Company and not the Contractor as a Reimbursable Expense; provided, further, that such amounts do not include any sums which are disputed by reason of the Contractor’s default; and provided, further, that the Company shall be entitled to off-set any amounts owed to the Company by the Contractor. The Contractor shall forthwith deliver to the Company any plans, designs, papers, computer data, warranties or printouts or other materials which the Contractor has generated or has received in the course of performing its duties hereunder. All parts, tools and other equipment which is the property of the Company shall be returned to the Company. The Company shall have no right to remove the Contractor except as expressly set forth in this Agreement.

10.2                        Termination by Contractor.

The Contractor may terminate this Agreement by written notice to the Company if any of the following occurs:

(a)                                 For Company’s Breach. The Company’s failure to make undisputed payments when such payments are due and payable under Article 7, unless within thirty (30) Days after written notice from the Contractor to the Company of such non-payment, the Company makes such payments in accordance herewith;

(b)                                 Change in Ownership of Facility. At any time during the Term if the Company no longer owns the Facility, the Contractor may terminate this Agreement upon no fewer than ninety (90) Days’ written notice to the Company;

(c)                                  For Cessation of Operations. The Company dissolves, liquidates, or terminates its company existence; or

(d)                                 Change in Law. There is a change in applicable Law that has a Material Adverse Effect on the Contractor’s ability to realize the anticipated economic benefits originally contemplated by the Contractor at the time of execution of this Agreement; provided, however, that prior to exercising any right to terminate pursuant to this Section, the Parties shall undertake good faith negotiations to modify this Agreement to avoid or minimize the adverse impact of such Law on the Contractor. If the Parties are unable to agree on such a modification within thirty (30) Days following the initiation of such negotiations, the Contractor shall have the right to terminate this Agreement upon one hundred twenty (120) Days’ written notice.

In the event of any permitted termination of this Agreement by the Contractor under this Section 10.2, the Contractor shall provide reasonable assistance to the Company to assure a smooth, efficient transition of its services to the Company, or any successor operator selected by the Company, for which the Contractor shall be compensated as a Reimbursable Expense, and the Contractor shall be entitled to any outstanding monthly Fixed Fee payments and other Reimbursable Expenses due and payable prior to such termination. If so instructed by the Company, the Contractor shall cancel all contracts in a commercially reasonable manner and otherwise use reasonable efforts to mitigate costs associated with such cancellations; provided, however, that all such cancellation and termination costs and expenses shall be borne by the Company and not the Contractor as a Reimbursable Expense.

10.3                        Obligations at End of Term.

The Contractor shall perform all Services with respect to the Facility as required under this Agreement through the date of termination or expiration of this Agreement, and each Party shall make all payments required by it hereunder through such date, with such payment to be made in full within thirty (30) Days after such termination or expiration.

10.4                        Delivery of Company Property and Other Matters.

The Contractor shall deliver to the Company all of the Company Property (including any copies thereof) upon expiration or termination of this Agreement and upon reasonable request of the Company from time to time. Upon expiration or termination of this Agreement, the Parties shall cooperate with one another in the orderly transfer of Services, including providing all information, service schedules, reports and other data in the Contractor’s possession and relating to the Facility (except as otherwise provided in Section 8.1) and, at the Company’s request, any rights under any contracts with Subcontractors to the extent assignable; provided, however, that any such efforts requested by the Company and performed by the Contractor after the date of termination or expiration of this Agreement (for any reason) shall be a Reimbursable Expense and compensated in accordance with Article 7.

ARTICLE 11

STANDARD OF PERFORMANCE

11.1                        Standard of Performance; No Implied Warranties.

(a)                                 Standard of Performance. Throughout the Term of this Agreement, the Contractor shall perform the services and all other obligations under this Agreement in accordance with Good Electrical Practice, the requirements of any Financing Agreements (which requirements will be related to the Contractor by the Company), and all applicable Laws. In addition, the Contractor shall perform the Services and any Additional Services consistent with the Company’s obligations under the Project Agreements, to the extent such Project Agreements relate to or affect the operation and maintenance of the Facility (to the extent that the Contractor receives a copy of any such Project Agreement, and any amendment, modification or supplement thereto). All activities and work performed for or by the Contractor shall, at a minimum, be subject to the HSSE Requirements.

(b)                                 No Implied Warranties. EXCEPT AS AND TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN ARTICLE 6, THE CONTRACTOR MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, STATUTORY OR OTHERWISE (WHETHER IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE), WITH RESPECT TO THE RESULTS OF SERVICES OR ADDITIONAL SERVICES, COMPANY PROPERTY OR ANY PRODUCT, MATERIAL OR SERVICES OF ANY PERSONS, AND ALL SUCH WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY THE CONTRACTOR, AND ARE EXPRESSLY WAIVED BY THE COMPANY. The Contractor does not warrant under this Agreement any product, material or services of any Persons, including Siemens Energy, Inc., the Equipment Suppliers or the Company.

11.2                        Assignment of Warranties.

The Contractor hereby assigns to the Company all manufacturers’ warranties that the Contractor receives with respect to any Parts or materials provided to and used by the Contractor under this Agreement. The Company shall assign to the Contractor any claim under a warranty with respect to any Part that the Contractor repairs or replaces other than to the extent the Contractor is reimbursed by the Company pursuant to Article 7.

ARTICLE 12

LIMITATIONS OF LIABILITY

12.1                        Total Limitation of Liability.

EXCEPT IN THE CASE OF FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, CONTRACTOR’S TOTAL LIABILITY (BUT SPECIFICALLY EXCLUDING ANY INSURANCE PROCEEDS OTHERWISE PAYABLE TO THE COMPANY RELATED PARTIES. IN EACH CASE AS ADDITIONAL INSUREDS UNDER THE INSURANCE COVERAGES DESCRIBED IN SCHEDULE 14) INCURRED AS A RESULT OF EVENTS OCCURRING OR CLAIMS ARISING IN ANY CALENDAR YEAR DURING THE TERM OF THIS AGREEMENT, WHETHER BASED IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF, CONNECTED WITH OR RESULTING FROM THIS AGREEMENT OR FROM THE PERFORMANCE OR BREACH HEREOF, OR FROM ANY SERVICES OR ANY ADDITIONAL SERVICES COVERED BY OR FURNISHED BY THE CONTRACTOR, SHALL IN NO EVENT EXCEED THREE MILLION DOLLARS ($3,000,000).

12.2                        Waiver of Consequential Damages.

NO CONTRACTOR RELATED PARTIES SHALL BE LIABLE TO ANY COMPANY RELATED PARTIES, NOR SHALL ANY COMPANY RELATED PARTIES BE LIABLE TO

ANY CONTRACTOR RELATED PARTIES, FOR ANY PUNITIVE, EXEMPLARY, CONSEQUENTIAL OR SPECIAL DAMAGES THAT ARISE OUT OF, RELATE TO, OR ARE OTHERWISE ATTRIBUTABLE TO THIS AGREEMENT OR THE PERFORMANCE OR NON-PERFORMANCE OF SERVICES, OR ANY ADDITIONAL SERVICES, OR OTHER DUTIES HEREUNDER. THIS ARTICLE 12 SPECIFICALLY PROTECTS THE CONTRACTOR RELATED PARTIES, AND THE COMPANY RELATED PARTIES, AGAINST SUCH PUNITIVE, CONSEQUENTIAL OR EXEMPLARY DAMAGES EVEN IF WITH RESPECT TO THE NEGLIGENCE, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF THE CONTRACTOR RELATED PARTIES AND THE COMPANY RELATED PARTIES, AS THE CASE MAY BE; AND ALL RIGHTS TO RECOVER SUCH PUNITIVE, CONSEQUENTIAL OR EXEMPLARY DAMAGES ARE HEREBY WAIVED AND RELEASED, EXCEPT TO THE EXTENT SUCH DAMAGES ARE OWED TO THIRD PARTIES IN RELATION TO A LOSS FOR WHICH ONE PARTY OWES INDEMNITY OBLIGATIONS TO THE OTHER PARTY UNDER THIS AGREEMENT.

ARTICLE 13

FORCE MAJEURE

Notwithstanding any other provision of this Agreement, each Party’s obligations under this Agreement shall be suspended by any Force Majeure if and to the extent that such Party is prevented or delayed from performing by reason of the Force Majeure; provided, however, that (a) the prevention or delay of performance shall be of no greater scope and of no longer duration than is necessarily caused by the Force Majeure and required by any remedial measures, (b) no obligations of any Party that arose before the occurrence of such causes shall be excused as the result of the occurrence, and (c) each Party shall use reasonable commercial efforts to remedy its inability to perform; provided, further, that no Force Majeure shall excuse any payment obligations of either the Contractor or the Company due hereunder. If the performance by either Party of its obligations under this Agreement is affected by any Force Majeure, such Party shall as soon as practicable notify the other Party of the nature and extent thereof.

ARTICLE 14

INSURANCE

14.1                        Company’s Insurance Requirements.

For the duration of this Agreement, the Company shall, at its sole cost and expense, maintain the insurance policies and coverages described in Schedule 14.

14.2                        Contractor’s Insurance Requirements.

For the duration of this Agreement, the Contractor shall, at its sole cost and expense, procure and maintain the insurance policies and coverages described in Schedule 14.

14.3                        Evidence, Terms and Modification of Insurance.

Each Party shall provide the other Party with insurance certificates reasonably acceptable to the other Party evidencing that insurance coverages are in compliance with this Agreement. In the event that any insurance as required herein is commercially available only on a “claims-made” basis, such insurance shall provide for a retroactive date not later than the date of this Agreement and such insurance shall be maintained by a Party, with a retroactive date not later than the retroactive date required above, for a minimum of three (3) years after the term hereof. If any insurance required to be maintained by a Party hereunder ceases to be available on commercially reasonable terms in the commercial insurance market, such Party shall provide written notice to the other Party, accompanied by a certificate from an independent insurance advisor of recognized national standing, certifying that such insurance is not available on commercially reasonable terms in the commercial insurance market for electric generating plants of similar type, geographic location and design. Upon receipt of such notice, such first-mentioned Party shall use commercially reasonable efforts to obtain other insurance that would provide comparable protection against the risk to be insured, and the other Party shall not unreasonably withhold its consent to modify or waive such requirement. If such insurance should again become available on a commercially reasonable basis, subsequent to the granting of a waiver, then the Party who originally requested the waiver shall have such coverage reinstated.

ARTICLE 15

NOTICES

All notices and other communications required or permitted by this Agreement or by applicable Law to be served upon or given to a Party by the other Party shall be in writing and shall be deemed duly served, given and received (a) on the date of service, if served personally or sent by facsimile transmission (with appropriate confirmation of receipt) to the Party to whom notice is to be given, or (b) on date of receipt, if mailed by certified mail, postage prepaid, return receipt requested, or (c) on the date of receipt if sent by a nationally recognized courier for next day service and so addressed as follows:

If to the Company:

El Segundo Energy Center LLC

c/o NRG Energy, Inc.

Attention: Steve Hoffmann, President

5790 Fleet Street, Suite 200

Carlsbad, CA 92008

Facsimile: (760) 918-0310

Telephone: (760) 710-2141

with a copy to:

El Segundo Energy Center LLC

c/o NRG Energy, Inc.

Attention: Regional General Counsel

5790 Fleet Street, Suite 200

Carlsbad, CA 92008

Facsimile: (760) 918-0310

Telephone: (760) 710-2187

If to the Contractor:

NRG El Segundo Operations Inc.

c/o NRG Energy, Inc

Attention: Roy Craft, Regional Plant Manager

301 Vista del Mar

El Segundo, CA 90245

Facsimile: (310) 615-6061

Telephone: (310) 615-6342

with a copy to:

NRG El Segundo Operations Inc.

c/o NRG Energy, Inc.

Attention: Regional General Counsel

NRG Energy, Inc.

5790 Fleet Street, Suite 200

Carlsbad, CA 92008

Facsimile: (760) 918-0310

Telephone: (760) 710-2187

The Parties, by like notice in writing, may designate, from time to time, another address or office to which notices shall be given pursuant to this Agreement.

ARTICLE 16

CONFIDENTIALITY

16.1                        Confidentiality.

(a)                                 The Confidential Information shall not be disclosed or permitted to be disclosed by the Receiving Party to any other person or entity not a Party hereto without the prior written consent of the Disclosing Party, except:

(i)                                     to the Receiving Party’s Representatives; provided that the Receiving Party guarantees the adherence of its Affiliates to, and will be responsible for their breach of, this Section 16.1; and provided, further, that prior to making disclosure of Confidential Information to its Representatives who are not directors, officers or employees of the Receiving Party or its Affiliates, the Receiving Party shall obtain a written undertaking of confidentiality not less restrictive than this Section 16.1 from each such Representative (except in the case of outside legal counsel the Receiving Party shall only be required to procure that such legal counsel is bound by a professional legal duty of confidentiality); and

(ii)                                  to the extent such information is required to be disclosed under applicable Law or stock exchange regulations or by a governmental or court order, decree, regulation or rule; provided that the Receiving Party makes all commercially reasonable efforts to give prompt written notice to the Disclosing Party as far as possible in advance of such disclosure to permit the Disclosing Party to obtain a protective order against or otherwise to limit the disclosure (in connection with which the Receiving Party shall reasonably cooperate with the Disclosing Party); and provided, further, that, in any case, the Receiving Party shall only disclose that portion of the Confidential Information that, in the opinion of the Receiving Party’s legal counsel, is required to be disclosed and shall use its commercially reasonable efforts to ensure further confidential treatment of the Confidential Information so disclosed.

(b)                                 The Receiving Party shall use the Confidential Information, or permit the same to be used by the Receiving Party’s Representatives, in connection with the Receiving Party’s exercise of its rights and performance of its obligations under this Agreement and for no other purpose whatsoever.

(c)                                  The Parties acknowledge that the Disclosing Party would not have an adequate remedy at law for money damages if the covenants contained in this Section 16.1 were breached. Accordingly, the Disclosing Party shall be entitled to an injunction restraining such disclosure and other equitable relief (including specific performance), without the requirement of posting a bond or other security.

ARTICLE 17

DISPUTE RESOLUTION

17.1                        Applicability. Unless stated otherwise herein, all Disputes shall be resolved in accordance with the dispute resolution procedures set forth in this Article 17. Notwithstanding the foregoing, (a) the Parties may at any time seek injunctive or equitable relief from a court of competent jurisdiction, and (b) nothing herein shall prevent a Party from defending or pursuing any claim in a court or other proceeding against a third party that has been initiated by such third party. In the event any Dispute involves common issues of fact, liability or responsibility with any dispute or controversy under any of the Construction Management Agreement, the Project Administration Services Agreement, the Energy Marketing Agreement and the Power Purchase Agreement, each of the Parties agrees, where reasonably justified, to join such Dispute with such other disputes and controversies to seek a common resolution of all such matters.

17.2                        Negotiations by Senior Management.

(a)                                 In the event of a Dispute between the Parties, the Parties will use all reasonable efforts to reach a satisfactory solution by referring the Dispute to senior management of each of the Parties.

(b)                                 Senior management of the Parties will meet as soon as possible, on no less than seven (7) Days’ written notice, unless specifically agreed otherwise and shall negotiate in good faith. Senior management of the Parties shall examine any submissions by the Parties, and shall, if the Dispute cannot be resolved immediately, agree to convene for further negotiations aimed at resolving the Dispute.

(c)                                  Should senior management of the Parties be unable to resolve the Dispute within thirty (30) Days after commencement of negotiation by such senior management, then the Parties shall be entitled to pursue any and all available remedies at law, equity or contract in accordance with Section 17.3.

17.3                        Binding Arbitration.

(a)                                 If a Dispute remains unresolved after the discussions of senior management of the Parties in accordance with Section 17.2 hereof, or if one or both of the Parties fail to comply with any of the time periods set forth in Section 17.2(b) above, the Parties agree that upon prior written notice to the other Party, either Party may submit such Dispute to binding arbitration and that all such Disputes shall be finally settled by binding arbitration, pursuant to the rules of the American Arbitration Association, by (subject to the first clause in Section 17.3(b)) three (3) arbitrators who are to be appointed in accordance with the said rules and who, to the extent possible, shall have experience and expertise in the subject matter involved in the Dispute.

(b)                                 Unless all Parties can agree in writing on a single arbitrator within ten (10) Days after the delivery of notice referred to in Section 17.3(a), then, within ten (10) Days thereafter, Company, on the one hand (which shall be entitled to specify one arbitrator), and Contractor, on the other hand (which shall be entitled to specify one arbitrator), shall each notify the other in writing of the name of the independent arbitrator chosen by them to participate as a member of a three-member panel of arbitrators. If either Company or Contractor fails to give the other timely notice of such appointment, then the Party who timely gave such notice shall be entitled to require that its arbitrator act as the sole arbitrator hereunder. If an arbitrator is timely appointed by each of the Parties, the two named arbitrators shall select the third member of the arbitration panel within ten (10) Days after they have both been appointed, and they shall promptly notify the Parties thereof. Each Party shall promptly notify the other Party and the Party-selected arbitrators in writing if the third arbitrator has any relationship to or affiliation with such Party (a “Notice of Relationship”), in which event another arbitrator shall be selected within ten (10) Days after receipt of such Notice of Relationship by the Party-selected arbitrators. If the two initially appointed arbitrators cannot timely agree on a third arbitrator, then any Party may request that the American Arbitration Association select the third arbitrator. The arbitrators, to the extent possible, shall have experience and expertise in the subject matter involved in the Dispute.

(c)                                  The arbitration hearing shall be held at a site in New York, New York, to be agreed to by a majority of the arbitrators on thirty (30) days’ written notice to the Parties. The arbitration proceedings shall be held in the English language.

(d)                                 The arbitration hearing shall be concluded within sixty (60) Days unless otherwise ordered by a majority of the arbitrators on compelling grounds, and the award thereon or decision with respect thereto shall be made within ten (10) Days after the close of the submission of evidence. Arbitration demanded hereunder by any Party shall be final and binding on the Parties and may not be appealed except in the case of manifest error or impropriety in the arbitration proceedings. The decision, arbitration order and relief agreed upon in writing by any two or more of the arbitrators (in the case of a three-member panel) shall be deemed the decision of the panel for all purposes hereof. If two or more members of the arbitration panel cannot agree, then the decision of the arbitrator not appointed by any Party shall control. The references herein to the arbitration panel shall also be deemed to refer to a single arbitrator where a panel is not being used hereunder, and all references to decisions, orders, awards and relief granted by the panel of arbitrators shall mean the decision, order, award or relief agreed upon in writing by the required number of members of the panel, as indicated.

(e)                                  The Parties agree that the arbitration panel may render and the Parties shall abide by any interim ruling that the arbitration panel deems necessary or prudent regarding discovery, summary proceedings, or other pre-arbitration matters.

(f)                                   The Parties hereby submit to the in personam jurisdiction of the state and federal courts located in New York, and agree that any such court may enter all such orders as may be necessary or appropriate to enforce the provisions hereof and/or to confirm any pre-arbitration ruling or decision or any award rendered by the arbitration panel. Any court of law of New York or the United States of America shall enforce the decision of the panel of arbitrators (or single arbitrator, as applicable) in its entirety and only in its entirety; provided, however, that if a court for any reason refuses to enforce any equitable remedies ordered by the arbitration panel, such refusal shall not affect any damage or attorney fee award made by the arbitration panel.

(g)                                  Any costs or other expenses, including reasonable attorneys’ fees and costs incurred by the successful Party, arising out of or occurring because of the arbitration proceedings may be assessed against the unsuccessful Party, borne equally, or assessed in any manner within the discretion of the arbitration panel and shall be included as part of any order or decision rendered by the arbitration panel. The arbitration panel may also order any Party who is ordered to pay any other Party’s attorneys’ fees and costs to pay interest on such award at a rate not to exceed the prime rate published in the Wall Street Journal edition from the date of the award until paid. As an initial matter (and until ordered differently by the arbitration panel in connection with an award), the Parties shall each pay the fees, costs and expenses charged by the arbitrator chosen by it, and, in advance, one-half (1/2) of the fees, costs and expenses charged by the third arbitrator.

(h)                                 Third parties dealing with any Party shall be entitled to fully rely on any written arbitration order or decision with regard to the matters addressed therein, whether or not such arbitration order or decision has been confirmed or adopted by a court, or incorporated in any order of any court.

ARTICLE 18

MISCELLANEOUS

18.1                        Untimely Payment. In the event the Company fails to make timely payment of a properly rendered invoice in accordance with Article 7, then the Company shall be responsible for any interest charged by a vendor or contractor as a result of the Company’s late payment.

18.2                        Governing Law. This Agreement is governed by the Laws of the State of New York, without regard to principles of conflict of laws thereof (other than Section 5-1401 of the New York General Obligations Law). Each Party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and waives, to the fullest extent legally permissible, any objection which it may now or hereafter have to the personal jurisdiction of such courts or venue of any proceeding arising out of or relating to this Agreement in such courts and any defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. IN ADDITION, EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT

OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

18.3                        Compliance with Laws; Taxes. At all times during the term of this Agreement, in the performance of its obligations hereunder, the Contractor shall comply with all applicable Laws of all Governmental Authorities having jurisdiction over the Facility, the Facility Site, the Services, Additional Services, if applicable, or the Parties. The Contractor shall be responsible, in connection with its performance of the Services and Additional Services, if applicable, for, (a) all payroll, withholding, old age, social security, unemployment, accident insurance, health insurance, employee benefit, and other taxes of employees of the Contractor, (b) all taxes with respect to amounts paid to the Contractor pursuant to this Agreement, including income and franchise taxes, and (c) all surcharges, penalties, fees and other governmental amounts and charges relating thereto. This Agreement is subject to all present and future Laws, including valid orders, rules and regulations of any Governmental Authority having jurisdiction over the Facility, the Facility Site, the Services, Additional Services, if applicable, or the Parties.

18.4                        Survival.

Notwithstanding any other provision of this Agreement, the provisions of Section 4.1(l), Article 9, Section 10.4, Article 12, Article 16, Article 17, and this Section 18.4 are intended to and shall survive termination of this Agreement so as to cover all Claims instituted within the period set forth in the applicable statute of limitations.

18.5                        Headings. The descriptive headings of all Articles and Sections of this Agreement are formulated and used for convenience only and are not be deemed to affect the meaning or construction of any such Article or Section.

18.6                        Assignment. The Contractor may not assign, pledge or otherwise transfer this Agreement without the prior written consent of the Company, which shall not be unreasonably withheld; provided, however, such restriction on assignment shall not apply if the assignment is to an Affiliate of the Contractor or constitutes an indirect assignment as a result of a merger, acquisition, sale or other institutional reorganization of the Contractor or its Affiliates. This Agreement may be assigned by the Company to a successor owner of the Facility; provided that no such assignment shall diminish the rights or enlarge the obligations of the Contractor under this Agreement. Any assignment, pledge or other transfer in violation of this Section 18.6 shall be null and void. The Company may pledge, collaterally assign, or encumber its rights under this Agreement to any Lender of the Company, and in such event, the Contractor agrees to execute a consent to assignment (in form and substance reasonably acceptable to Contractor) consistent with then-current financing requirements. The Contractor also agrees that it shall, at any time and from time to time during the term of this Agreement, after receipt of a written request by the Company, execute and deliver to the Company and/or its Lender, such estoppel statements as may reasonably be requested.

18.7                        Effect of Waiver. The Parties agrees that no failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, unless such waiver is made expressly and confirmed in writing by the Party against whom such waiver would be enforced, nor shall any single or partial exercise by a Party of any right, power or privilege hereunder preclude any other or future exercise thereof.

18.8                        Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of that prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of that provision in any other jurisdiction.

18.9                        Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, representations, communications and understandings, written or oral, express or implied, pertaining thereto. Any modifications, amendments, or changes to this Agreement shall be binding upon the Parties only if agreed upon in writing and signed by the authorized representatives of the Parties.

18.10                 Not for the Benefit of Third Parties. This Agreement is intended to be solely for the benefit of the Parties hereto, their respective successors and permitted assignees, and is not intended to and shall not confer any rights or benefits on any party not a signatory hereto.

18.11                 Counterparts. This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, notwithstanding that all of the Parties are not signatories to the original or to the same counterpart. A copy of this Agreement signed by a Party and delivered by facsimile transmission to the other Party shall have the same effect as the delivery of an original of this Agreement containing the original signature of such first-mentioned Party.

18.12                 Further Assurances. Each Party agrees to provide such information, execute and deliver any instruments and documents, and to take such other actions as may be necessary or reasonably requested by the other Party, which are not inconsistent with the provisions of this Agreement and which do not involve assumptions of obligations or materially affect the cost of performance, other than those provided for in this Agreement, in order to give full effect to this Agreement and to carry out the intent of this Agreement.

18.13                 No Recourse to Affiliate. This Agreement is solely and exclusively between the Company and the Contractor, and any obligations created in this Agreement will be the sole obligations of the Parties to this Agreement. No Party will have recourse to any parent, subsidiary, partner, joint venture, affiliate, director of officer of the other Party for performance of such obligations unless the obligations are assumed in writing by the person against whom recourse is sought.

18.14                 No Liens. The Contractor will not create, permit or suffer to exist by the Contractor or its employees, agents, representatives, contractors, Subcontractors or vendors, any liens on the Services, Additional Services, if applicable, the Facility, the Facility Site or other facilities, equipment or materials used to provide or incorporated into the Services or Additional Services. The Contractor will take all prompt steps to discharge any such lien filed against any such item by the Contractor or its employees, agents, representatives, contractors, subcontractors or vendors. If the Contractor fails to discharge promptly any such lien, the Company will have the right to notify the Contractor in writing and to take any reasonable action to satisfy, defend, settle or otherwise remove the lien at the Contractor’s expense.

18.15                 Cooperation with Lenders. Notwithstanding any other provision of this Agreement, the Contractor shall during normal business hours and upon reasonable prior notice, cooperate with experts and lenders and make all information, reports, logs and other documents relating to the Facility (subject to the exclusions stated in Section 8.1) available to such experts and lenders, and shall make the Contractor Personnel available for consultation with such experts and lenders all as reasonably requested.

18.16                 Review Not Approval or Acceptance. The Company’s review or inspection of any Services or Additional Services, as applicable, will not be construed as constituting approval or acceptance of the Contractor’s Services or Additional Services, as applicable. The Contractor at all times will retain responsibility for the Services or Additional Services, as applicable, that meets the requirements of this Agreement, regardless of whether or not the Company has reviewed or inspected the Contractor’s Services, Additional Services, as applicable, plans, documentation or other acts or items.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE

TO

OPERATION AND MAINTENANCE MANAGEMENT AGREEMENT

BY AND BETWEEN EL SEGUNDO ENERGY CENTER LLC AND NRG EL SEGUNDO OPERATIONS INC.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the duly authorized representative of each of the Company and the Contractor as of the Effective Date.

NRG EL SEGUNDO OPERATIONS INC.

By:	/s/ Fran Sullivan 3/31
Fran Sullivan, Vice President

EL SEGUNDO ENERGY CENTER LLC

By:	/s/ M. Stephen Hoffmann
M. Stephen Hoffmann, President

EXHIBIT A

SCHEDULE OF DEFINITIONS

Apart from pronouns and except as required by grammatical usage, when used in the Agreement (as defined below), unless otherwise defined therein, the following capitalized terms shall have the respective meanings set forth below:

“Additional Services” has the meaning set forth in Section 4.4.

“Administrator” means such person designated by the Company to act as the administrator under the Project Administration Agreement.

“Affiliate” means, with respect to any Party, any Person directly or indirectly controlling, controlled by or under common control with such Party. The term “control” and correlative terms include the possession, directly or indirectly and whether acting alone or in conjunction with others, of the authority to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. Notwithstanding the foregoing, neither the Company nor the Contractor shall be considered to be an Affiliate of the other for purposes of this Agreement.

“Agreement” has the meaning ascribed to it in the Preamble.

“Balance of Plant” means all Equipment and materials and other items incorporated in the Facility, including the Interconnection Facilities.

“Business Day” means any Day other than a Saturday, a Sunday or a holiday on which national banking associations in the State of New York are required or permitted by law to be closed.

“CAISO” means the California Independent System Operator Corporation or any successor thereto.

“Claim” means claims, actions, damages, expenses (including reasonable attorneys’ fees and court costs), fines, penalties, losses and liabilities, including any tax assessments from applicable Governmental Authorities.

“Company” has the meaning ascribed to it in the Preamble.

“Company Property” has the meaning set forth in Section 8.1.

“Company Related Parties” means the Company and its Affiliates, and their respective members, directors, officers, employees, agents and representatives.

“Confidential Information”, with respect to a given Disclosing Party and the respective Receiving Party, means, collectively and individually, all data, materials and information (including software, data, technology, know-how, trade secrets, processes, ideas, inventions (whether patentable or not), prototypes, schematics, design plans, drawings, pricing information, customer and service provider lists, business arrangements, business information, financial information, financial results, technical information, analyses, forecasts, compilations, studies, contracts, agreements, and planning or strategy information) provided by or on behalf of a Party (each Party in such capacity, a “Disclosing Party”) to the other Party (each Party in such capacity, a “Receiving Party”) or the Receiving Party’s Representatives, or to which the Receiving Party or the Receiving Party’s Representatives are given access by or on behalf of the Disclosing Party, whether verbally or in written or electronic form, related to the Disclosing Party, the Facility or the Company in the course of provisions of the Services or Additional Services or otherwise in connection with this Agreement.

Notwithstanding the foregoing, Confidential Information under this Agreement does not include any information that: (i) the Receiving Party can demonstrate is now publicly available, or that later becomes publicly available through no action by the Receiving Party or the Receiving Party’s Representatives in violation of this Agreement; (ii) the Receiving Party can demonstrate is already in the possession of the Receiving Party or the Receiving Party’s Representatives and is not subject to a confidentiality or fiduciary obligation at the time of the information’s disclosure under this Agreement, (iii) the Receiving Party can demonstrate is lawfully received from any source other than the Disclosing Party or the Disclosing Party’s Representatives under circumstances not involving, to the Receiving Party’s knowledge, a breach of any fiduciary or confidentiality obligation; or (iv) the Receiving Party can demonstrate is independently developed by or for the Receiving Party or the Receiving Party’s Representatives without reference to, or the use of, any portion of the Confidential Information.

“Construction Management Agreement” means the Construction Management Agreement dated as of even date herewith between the Company and NRG Construction LLC, as Construction Manager.

“Consumables” means rags, solvents, grease, lubricants, and other fluids for topping off (but excluding complete exchanges), wire ties, wire connectors (up to 10 gauge), mechanical fasteners less than 12 mm (112 inch) and excluding series replacements, fuses up to 30 amps, and miscellaneous parts (such as seals, o-rings, springs, hydraulic fittings, hoses, etc.) where individual cost is less than five dollars and excluding series replacements.

“Contractor” has the meaning ascribed to it in the Preamble.

“Contractor Personnel” has the meaning set forth in Section 4.1(f).

“Contractor Related Parties” means the Contractor and its Affiliates, and their respective members, directors, officers, employees, agents and representatives.

“Day” means a calendar day; provided, however, that, if any period of Days referred to in this Agreement ends on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the first succeeding Business Day.

“Default Rate” has the meaning set forth in Section 7.4.

“Dispute” means any controversy, Claim or dispute that arises out of or in connection with this Agreement or the construction, interpretation, performance, breach, termination, enforceability or validity of this Agreement, whether the same is based on rights, privileges or interests recognized by or based upon statute, contract, agreement (whether written or oral), tort, common law or other Law.

“Dollars” or “$”means the lawful currency of the United States of America.

“Effective Date” has the meaning set forth in the Preamble.

“El Segundo Generating Station” means that certain gas-fired electric generating facility owned by El Segundo Power, LLC located in El Segundo, California.

“Energy Manager” means NRG Power Marketing LLC or its respective delegate, successor or assignee, which is responsible, in cooperation with the Operator, for arranging for the delivery of Fuel to the Facility for combustion in the Facility and for sale of capacity, energy and ancillary services from the Facility.

“Energy Marketing Agreement” means the Energy Marketing Services Agreement dated as of even date herewith between the Company and NRG Power Marketing LLC, as Energy Manager.

“Engineering Agreement” means the Service Agreement, dated as of July 19, 2010, by and between Siemens Energy, Inc. and NRG West Procurement Company LLC.

“Equipment” means the equipment supplied pursuant to the Equipment Supply Agreement and any other equipment used at the Facility.

“Equipment Suppliers” means Siemens Energy, Inc. and any other supplier of Equipment for the Facility.

“Equipment Supply Agreement” shall mean that Equipment Purchase Agreement, dated as of July 15, 2010, by and between NRG West and Siemens Energy, Inc. that governs the purchase of equipment for the Project.

“Facility” has the meaning set forth in the Recitals.

“Facility Information” has the meaning set forth in Section 5.5.

“Facility Site” means the real property estates created by the Real Property Documents.

“Financing” means debt incurred, debt securities issued, or obligations incurred, by the Company, or NRG West, the proceeds of which shall be used by the Company to finance the Facility.

“Financing Agreements” means any documents or agreements entered into at any time by and among the Company or NRG West and any lenders or other parties evidencing or relating to the provision of any Financing.

“Fixed Fee” has the meaning set forth in Section 7.1(a).

“Fixed Fee Reduction” means any reduction to the Fixed Fee payable by the Company to the Contractor in accordance with Article 7, as calculated in accordance with Schedule 7.5.

“Force Majeure” means acts of God or any other casualty or occurrence, condition, event or circumstance of any kind or nature, including natural catastrophes, terrorism, war or riots, that (i) prevents one Party from performing its obligations under this Agreement; (ii) is not within the reasonable control of, or is not the result of the negligence of, the Party claiming excuse; and (iii) by the exercise of due diligence, such Party is unable to overcome or avoid, or cause to be avoided. The following events, matters or things shall not constitute a Force Majeure: (a) any delay in performing or failure of performance of any contractual provision by a Party (except to the extent caused by a Force Majeure event); (b) economic hardship or the absence of sufficient financial means to perform obligations or the failure to make payments in accordance with this Agreement; (c) late delivery or breakage of equipment or materials (except to the extent caused by a Force Majeure event); or (d) any labor disturbance, strike or dispute of the Contractor’s workers or personnel or any its subcontractor’s workers or personnel or any independent contractor engaged by the Contractor or any of its subcontractors (unless such event is part of a national or regional disturbance, strike or dispute).

“Fuel” means natural gas or any other fuel suitable for operating the Project.

“GDPIPD” means the Gross Domestic Product Implicit Price Deflator, as published by the Department of Commerce: Bureau of Economic Analysis immediately preceding the applicable date of adjustment, or such other index as mutually agreed upon between the Administrator and the Company.

“Good Electrical Practice” means the practices, methods, standards and procedures generally accepted and followed by a prudent, diligent, skilled and experienced operator acting in accordance with standards generally adopted in the United States of America, with respect to the operation and maintenance of electric generating facility having similar characteristics to the Facility which would be expected to accomplish the desired results and goals, including such goals as efficiency, reliability, economy and profitability, in a safe, reliable and workmanlike manner consistent with applicable Law and environmental protection. “Good Electrical Practice” does not necessarily mean the best practice, method, or standard of care, skill, safety and diligence in all cases, but is instead intended to encompass a range of acceptable practices, methods, and standards.

“Governmental Authority” means any court, tribunal, authority, agency, commission, official or other instrumentality, including regulatory authorities and bodies, of the United States or any state, county, city or other political subdivision, arbitrator or any judicial or quasi judicial tribunal of competent jurisdiction.

“Hazardous Material” means any hazardous or toxic substance or waste, pollutant or contaminant as defined under applicable environmental Laws, including petroleum products, asbestos, polychlorinated biphenyls and radioactive materials.

“Holding Company” means NRG West Holdings LLC.

“HSSE” has the meaning set forth in Section 4.1(f).

“Initial Term” has the meaning set forth in Article 3.

“Interconnection Agreement” means the Large Generator Interconnection Agreement entered into by and among the Company, SCE and the CAISO for the Facility dated as of March 6, 2007, as the same may be amended from time to time.

“Interconnection Facilities” means facilities and devices (e.g., circuit breakers, filters, protection devices, relays and metering) necessary to interconnect and deliver power from the Facility substation(s) to the interconnecting utility’s transmission system at the point of interconnection as set forth in the Interconnection Agreement.

“Interconnection Point” means the point of interconnection between the Facility and SCE for the delivery of electricity from the Facility as set forth in the Interconnection Agreement.

“Law” means any applicable constitutional provisions, statutes, acts, codes, laws, rules, regulations, ordinances, orders, decrees, rulings, judgments or decisions of a Governmental Authority or arbitral body.

“Labor Expenses” has the meaning set forth in Section 7.2.

“LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company executed by NRG West, as amended, supplemented or modified from time to time in accordance with the terms thereof.

“Long Beach Generating Station” means that certain gas-fired electric generating facility indirectly owned by NRG Parent, located in Long Beach, California.

“Loss” means any loss, liability, damage, claim, demand, cause of action, fine, penalty, expense and cost (including reasonable attorney’s fees and expenses and court costs) whether based in tort, breach of contract or any other cause of action.

“Manufacturers’ Recommendations” means the instructions, procedures and recommendations which are issued by Siemens Energy, Inc. or manufacturers (and/or suppliers, vendors or distributors) of any plant, facilities, fixtures, accessories, materials, supplies, or Equipment used at the Facility relating to the use, operation, maintenance and repair thereof, and any revisions thereto issued by the such manufacturers (and/or suppliers, vendors or distributors), which have been delivered to the Contractor in accordance with this Agreement and which are applicable at the time such use, operation, maintenance or repair is undertaken.

“Material Adverse Effect” means a material adverse effect on (a) the operation and maintenance of the Facility as required by the standards set forth in Section 11.1(a); (b) the performance of the Services; (c) the ability of the Company to meet its obligations under the Project Agreements or to sell electrical capacity, energy or ancillary services pursuant to the Operating Plan; or (d) the Company’s rights and entitlements under the Project Agreements.

“Mobilization Expenses” has the meaning set forth in Section 7.2.

“Notice of Relationship” has the meaning set forth in Section 17.3(b).

“Notice to Proceed” has the meaning set forth in Section 2.1.

“NRG Parent” means NRG Energy, Inc.

“NRG West” means NRG West Holdings LLC.

“O&M Manuals” means, collectively, the integrated operations manuals prepared by Siemens Energy, Inc., the Equipment Suppliers, original equipment manufacturers, the Company or the Company’s Affiliates for the Facility, the Manufacturer’s Recommendations, and the other operations and maintenance or related manuals for the Facility, as the same may be amended or modified from time to time.

“Operating and Capital Budget” has the meaning set forth in Section 4.2(b)(i).

“Operating Plan” has the meaning set forth in Section 4.2(b)(i).

“Outage” means any interruption in the ability of the Facility to generate and supply electric power.

“Parts” means all appliances, parts, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature which may be from time to time installed in or attached to the Facility or any Equipment used at the Facility.

“Party” or “Parties” has the meaning ascribed to such terms in the Preamble.

“Performance Bonus” means any bonus payable by the Company to the Contractor (other than bonus payments to fund the Incentive Plan) in accordance with Article 7, as calculated in accordance with Schedule 7.5.

“Permit” means any waiver, exemption, variance, franchise, certification, approval, permit, authorization, license, consent, or similar order of or from any Governmental Authority having jurisdiction over the matter in question that have been provided to the Contractor as listed in Exhibit B.

“Person” means any individual, partnership (general or limited), limited liability company, joint stock company, corporation, trust, unincorporated association or joint venture, any Governmental Authority, or any other entity.

“Placed in Service” means the occurrence of all of the following events:

(i) all necessary Permits to operate the Facility shall have been duly obtained or made and validly issued and shall be in full force and effect, and the Facility shall be capable of operation in compliance with all Permits;

(ii) all equipment necessary to operate the Facility shall have been delivered and installed and the synchronization of the Facility shall have occurred with the transmission of electric power (in acceptable form and quality for interconnection to the electric power grid in accordance with the Interconnection Agreement and the Power Purchase Agreement) from the Facility to the electric power grid;

(iii) Substantial Completion (as such term is defined in the Engineering Agreement) shall have occurred pursuant to the Engineering Agreement; and

(iv) Substantial Completion (as such term is defined in the Equipment Supply Agreement) shall have occurred for all equipment pursuant to the Equipment Supply Agreement.

“Placed-in-Service Date” means the date on which Placed-in-Service occurs.

“Plant Manager” has the meaning set forth in Section 2.4(b).

“Power Purchase Agreement” means the Amended and Restated Power Purchase Tolling Agreement between the Company and SCE, dated as of August 24, 2010, as amended or restated and in effect from time to time, and any other agreement for the sale of electricity and the environmental attributes thereto or ancillary services of the Facility.

“Project Administration Agreement” means the Project Administration Services Agreement to be entered into among the Company, the Holding Company and the Administrator pursuant to which the Administrator shall provide certain accounting, administrative, development and other services for the Company and the Holding Company on the terms set forth therein.

“Project Agreements” means the agreements listed in Exhibit C attached hereto, as such Exhibit C may be amended from time to time by mutual agreement of the parties.

“Real Property Documents” means those easements, leases or deeds entered into by the Company or its Affiliates and landowners, which evidence the land rights to the Facility Site.

“Reimbursable Expenses” has the meaning set forth in Section 7.2.

“Renewal Notice” has the meaning set forth in Section 3.1(a).

“Representatives”, with respect to a Party, means, collectively and individually, (i) the officers, directors, employees, shareholders, partners, agents, consultants, contractors (including, with respect to the Contractor, the Contractor’s Subcontractors), advisors, lenders, underwriters, trustees of such Party and those of its Affiliates who have a need to know such information in connection with the exercise of such Party’s rights and performance of such Party’s obligations under this Agreement and (ii) directors, officers, and employees of bona fide prospective purchasers of an equity interest in such Party or any of its parent companies or of all or substantially all assets of such Party or any of its parent companies who are actively and directly participating in negotiations for such purchase transaction(s) and who otherwise need to know the Confidential Information for the purpose of evaluation or consummation of such potential purchase transactions (including their advisors, legal counsel, lenders and accountants who has a need to know in connection with such transaction and who have entered into a written undertaking of confidentiality not less restrictive than Article 16).

“SCE” means Southern California Edison Company or any successor thereof.

“Schedule of Definitions” means this Exhibit A.

“Scheduled Maintenance” means those maintenance and repair activities that the Contractor has reasonably determined may result in a Scheduled Outage and have been scheduled in consultation and coordination with Energy Manager in advance and in accordance with the requirements of Section 4.1.

“Scheduled Outage” means a removal of the Facility’s generating capability that (i) has been scheduled and budgeted for in advance, and (ii) is for regularly scheduled inspection, testing, preventive maintenance, corrective maintenance, repairs, replacement or improvements.

“Services” has the meaning set forth in Article 4.

“Statement of Work” has the meaning set forth in Section 4.4.

“Subcontractors” has the meaning set forth in Section 2.3.

“Taxes” means any tax, duty, impost or levy of any nature (whether U.S. federal, state or local) whatsoever and wherever charged, levied or imposed, together with any interest and penalties in relation thereto.

“Ten Year Forecast” has the meaning set forth in Section 4.2(b)(vi).

“Term” has the meaning set forth in Article 3.

“Unscheduled Maintenance” means all non-routine maintenance and repairs of the Facility.